Exhibit 8.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

March 26, 2025

Equitable Holdings, Inc.

1345 Avenue of the Americas

New York, NY 10105

Ladies and Gentlemen:

We have acted as counsel to Equitable Holdings, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of $500 million aggregate principal amount of the Company’s 6.700% Fixed-to-Fixed Reset Rate Junior Subordinated Debt Securities due 2055 (the “Junior Subordinated Debt Securities”), as described in the prospectus supplement, dated March 12, 2025 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-282204) under the Securities Act of 1933, as amended (the “Act”), effective as of October 4, 2024.

We hereby confirm to you our opinion as set forth under the heading “Certain Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein. We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed in connection with the issuance and sale of the Junior Subordinated Debt Securities, and to the reference to us under the heading “Certain Material United States Federal Income Tax Considerations” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP

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